Exhibit 10.1

NEVRO CORP.

AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amended and Restated Change in Control Severance Agreement (the “Agreement”) is made and entered into effective as of June 5, 2019 (the “Effective Date”) by and between Andrew Galligan (“Executive”) and Nevro Corp. (the “Company”) and amends and restates that certain Amended and Restated Change in Control Severance Agreement entered into between Executive and the Company dated as of May 5, 2016 (the “Prior Agreement”).

R E C I T A L S

A.The Board of Directors of the Company (the “Board”) recognizes that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

B.The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.

C.The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

D. Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 10 below.

The parties hereto agree as follows:

1.Term of Agreement.  This Agreement shall become effective as of the Effective Date and terminate upon the second anniversary of the Effective Date, provided that the Agreement shall be renewable upon the mutual agreement of the parties.

2.At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3.Covered Termination Other Than During a Change in Control Period.  If Executive experiences a Covered Termination other than during a Change in Control Period, and if Executive delivers to the Company a general release of all claims against the Company and its affiliates (a

“Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)Severance.  Executive shall be entitled to receive a severance payment equal to twelve (12) months of Executive’s base salary at the rate in effect immediately prior to the Termination Date payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.

(b)Continued Healthcare.  If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the first anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(c)Equity Awards.  Each outstanding and unvested equity award, including, without limitation, each stock option and restricted stock unit award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to that number of shares that would have vested and, if applicable, become exercisable in the twelve (12) months immediately following Executive’s Covered Termination had Executive’s employment continued during such twelve (12)-month period.  In addition, each stock option held by Executive that is not an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”, and each such option, a “Non-Qualified Stock Option”) and that is vested as of the Termination Date, after giving effect to the accelerated vesting pursuant to the foregoing sentence, shall remain exercisable until the earlier of (i) the second anniversary of the Termination Date or (ii) the original expiration date of the option.

4.Covered Termination During a Change in Control Period.  If Executive experiences a Covered Termination during a Change in Control Period, and if Executive delivers a Release of Claims that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)Severance.  Executive shall be entitled to receive an amount equal to the sum of (i) eighteen (18) months of Executive’s annual base salary and (ii) 1.5 times Executive’s target annual bonus assuming achievement of performance goals at target, in each case, at the rate in effect immediately prior to the Termination Date, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.

(b)Continued Healthcare.  If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the eighteen (18)-month anniversary of the Termination Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s).  After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(c)Equity Awards.  Each outstanding and unvested equity award, including, without limitation, each stock option and restricted unit stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of that number of unvested shares underlying Executive’s equity awards as of the Termination Date.  In addition, each Non-Qualified Stock Option held by Executive that is vested as of the Termination Date, after giving effect to the accelerated vesting pursuant to the foregoing sentence, shall remain exercisable until the earlier of (i) the second anniversary of the Termination Date or (ii) the original expiration date of the option.

5.Transition Consulting Services.

(a)Consulting Period.  In the event Executive experiences a Covered Termination prior to the second anniversary of the Effective Date, then during the period of time commencing on the Termination Date and ending on the second anniversary of the Effective Date (the “Consulting Period”), Executive shall serve as Special Advisor to the Company as an independent contractor and shall provide transition services (the “Transition Services”) on an as-needed basis in Executive’s areas of expertise and work experience and responsibility.

(b)Equity Awards.  As sole consideration for the performance of the Transition Services, during the Consulting Period, each outstanding and unvested restricted stock unit awarded to Executive on May 27, 2019 (8,564 RSUs), after giving effect to any accelerated vesting provisions hereunder, shall continue to vest and, if applicable, become exercisable in accordance with its original vesting schedule, subject to Executive continuing to provide the Transition Services to the Company.  Each of Executive’s equity awards that is not vested as of the date Executive terminates services with the Company shall terminate for no consideration, and Executive shall have no further right, title or interest in such awards.

(c)Independent Contractor Status.  Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor.  During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. As an independent contractor, Executive understands and agrees that, while performing any services for the Company following Executive’s termination of employment, Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual.  To the extent that Executive were deemed eligible to participate, as an employee, in any Company benefit plan, Executive hereby waives his participation.

(d)Protection of Information. During the Consulting Period, Executive reaffirms Executive’s commitment to remain in compliance with the Confidential Information Agreement (as defined below), it being understood that the term “employment” as used in the Confidentiality Agreement shall include the Transition Services during the Consulting Period.  Executive agrees that, during the Consulting Period and thereafter, Executive will not, except for the purposes of performing the Transition Services, seek to obtain any confidential or proprietary information or materials of the Company.

6.Certain Reductions.  Notwithstanding anything herein to the contrary, the Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any Company agreement, arrangement, policy or practice relating to Executive’s termination of employment with the Company.  The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment.  Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

7.Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, and then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

8.Other Terminations.  If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than as a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

9.Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.  Any reduction in payments and/or benefits pursuant to this Section 9 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

10.Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)Cause.  “Cause” means (i) Executive’s gross negligence or willful misconduct in the performance of the duties and services required of Executive pursuant to this Agreement or Executive’s employment or offer letter agreement with the Company (the “Employment Agreement”); (ii) Executive’s conviction of a felony or crime involving moral turpitude; (iii) Executive’s willful refusal to perform the duties and responsibilities required of Executive under this Agreement or the Employment Agreement which remains uncorrected for thirty (30) days following written notice to Executive by the Company of such breach; (iv) Executive’s material breach of any material provision of this Agreement, the Employment Agreement, the Confidential Information Agreement or corporate code or policy which remains uncorrected for thirty (30) days following written notice to Executive by the Company of such breach; or (v) Executive violates the Foreign Corrupt Practices Act or other applicable United States law.  For purposes of this Section 10(a), an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.

The foregoing definition shall not be deemed to be inclusive of all the acts or omissions that the Company (or any parent or subsidiary or acquiror or successor) may consider as reasonable grounds for Executive’s dismissal or discharge.

(b)Change in Control.  “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii)During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Sections 10(b)(i) or 10(b)(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(1)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2)after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 10(b)(iii)(2) as beneficially owning fifty percent (50%)  or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

(c)Change in Control Period.  “Change in Control Period” means the period of time commencing three (3) months prior to a Change in Control and ending twenty-four (24) months following the Change in Control.

(d)Constructive Termination.  “Constructive Termination” means Executive’s resignation from employment with the Company that is effective within one-hundred twenty (120) days after the occurrence, without Executive’s written consent, of any of the following: (i) a material diminution in Executive’s base compensation that is not proportionately applicable to other officers and key employees of the Company generally; (ii) a material diminution in Executive’s job responsibilities or duties inconsistent in any material respect with Executive’s position, authority or responsibilities in effect immediately prior to such change, provided, that any change made solely as the result of the Company becoming a subsidiary or business unit of a larger company in a Change in Control shall not provide for Executive’s Constructive Termination hereunder; or (iii) the failure by any successor entity or corporation following a Change in Control to assume the obligations under this Agreement.  Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless the condition giving rise to such resignation continues uncured by the Company more than thirty (30) days following Executive’s written notice of such condition provided to the Company within ninety (90) days of the first occurrence of such condition and such resignation is effective within thirty (30) days following the end of such notice period.

(e)Covered Termination.  “Covered Termination” means (i) Executive’s Constructive Termination or (ii) the termination of Executive’s employment by the Company other than for Cause.

(f)Termination Date.  “Termination Date” means the date Executive experiences a Covered Termination.

11.Successors.

(a)Company’s Successors.  Except as set forth above, any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 11(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service.  In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

13.Confidentiality; Non-Disparagement.

(a)Confidentiality.  Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to Executive’s Proprietary Information and Inventions Agreement with the Company (the “Confidential Information Agreement”).  Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to my attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(b)Non-Disparagement.  Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately.  The Company agrees that it shall not, and it shall instruct its officers and members of its Board to not, disparage, criticize or defame Executive, either publicly or privately.  Nothing in this Section 13(b) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

14.Dispute Resolution.  To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in San Mateo County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law.  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The Company shall pay all JAMS’s arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

15.Miscellaneous Provisions.

(a)Section 409A.

(i)Separation from Service.  Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3 or 4 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 15(a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service.  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(ii)Specified Employee.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 15(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii)Expense Reimbursements.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv)Installments.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(b)Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Whole Agreement.  This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior promises, arrangements and understandings regarding same, whether written or written, including, without limitation, the Prior Agreement and any severance or change in control benefits in Executive’s offer letter agreement or employment agreement or previously approved by the Board.

(d)Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e)Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

NEVRO CORP.
By:	D. Keith Grossman
Title:	President & CEO
Date:	May 27, 2019

EXECUTIVE
/s/ Andrew Galligan
Andrew Galligan
Date:	June 3rd, 2019

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